EXHIBIT 10.3

THIRD AMENDED AGREEMENT

This Third Amendment Agreement (“Third Amendment”) is entered into this 29 day of May, 2002 by and between Caraloe, Inc. (“CARALOE”), with its principal place of business located at 2001 Walnut Hill Lane, Irving, Texas 75038, and Mannatech, Inc. (“MANNETECH”), with its principal place of business located at 600 South Royal Lane, Suite 200, Coppell, Texas 75019 (hereinafter collectively referred to as the “Parties”).

WITNESSETH:

WHEREAS, on August 14, 1997 the Parties entered into a non-exclusive Supply Agreement pertaining to the purchase by MANNATECH of CARALOE’s proprietary blend of bulk mucilaginous polysaccharide from Aloe vera L., otherwise known under the production name of Manapol® powder (Exhibit “A” hereto, the “Supply Agreement”);

WHEREAS, contemporaneously upon entering into the Supply Agreement, the Parties also entered into a Trademark License Agreement in connection with the advertising and sale of Manapol® for inclusion as a primary ingredient in the MANNATECH product line (Exhibit “B” hereto, the “License Agreement”);

WHEREAS, on January 12, 2000, the Parties entered into a Letter Agreement extending the License and Supply Agreements and modifying the projected usage and purchase requirements for fiscal years 2000 and 2001, as attached hereto as Exhibit “C” (‘First Amendment”);

WHEREAS, on February 14, 2001, the Parties entered into a subsequent agreement whereby the minimum quantities of Manapol® powder that MANNATECH was obligated to purchase were decreased on a short-term basis to compensate for a diminution in expected sales in the international marketplace as indicated and attached hereto as Exhibit “D” (“Second Amendment”); and

WHEREAS, the Parties are desirous of extending the term of the Supply and License Agreements while again decreasing the monthly purchase requirement;

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein, the Parties hereto agree as follows:

1.
Term.  The terms of the Supply and License Agreements shall, as to each, be extended for an additional twelve and one-half (l2½) months from August 14, 2002 to August 31, 2003 (“Extended Term”), unless earlier terminated in accordance with the terms of the original Supply and/or License Agreement(s) or this Third Amendment, as the case may be.

2.	Exclusivity

(a)
The Parties agree that the Supply and License Agreements shall be exclusive to the extent that CARALOE may not sell or distribute Manapol® in bulk or wholesale form for sale or otherwise, to anyone whom MANNATECH has by written notice to CARALOE identified as (and who is), an Independent Associate of MANNATECH (“Associate”), or whom CARALOE knows or should have known to be an Associate of Mannatech. For purposes of this paragraph 2, the words “bulk or wholesale” shall refer only to a sale of one (1) kilogram or more of Manapol® raw material.

(b)
CAROLE agrees to discontine making bulk or wholesale sales or distributions of Manapol® raw material to any Associate within thirty (30) days after receipt of written notice from MANNATECH identifying such Associate.

3.
Minimum Purchase Requirement.  Beginning January 2002 and monthly thereafter-MANNATECH shall purchase not less than 250 Kg of Manapol® powder until the end of the Extended Term of the Supply and License Agreements. CARALOE agrees that MANNATECH may increase its monthly orders, incrementally, in amounts not to exceed 20% more than the prior month’s order, subject to ninety (90) days prior written notice to CARALOE. In the event that MANNATECH reasonably anticipates that it shall require more than 20% more Manapol® than its prior monthly order, CARALOE will exert its best reasonable effort to deliver but will guarantee delivery if MANNATECH gives CARALOE at least 180 days prior written notice thereof.

4.	Pricing. The price per kilogram payable by MANNATECH to CARALOE for Manapol® shall be dependent on the total quantity of Manapol® ordered by MANNATECH during a calendar month and shall be as follows:

Total Monthly Quantity	Price/Kg
200-300 Kg	$1,225/Kg
301-400 Kg	$1,200/Kg
401-500 Kg	$1,150/Kg
501-600 Kg	$1,125/Kg
601 and above	$1,100/Kg

5.
Mannatech Confidential Information.  CARALOE recognizes and acknowledges that MANNATECH’s tradename(s), trademarks, copyrights, patents, marketing plans, identity of and related information regarding its Associates, product formulations and other proprietary product information and any information relating to the management/operations of MANNATECH are valuable assets belonging to MANNATECH and as such are the sole property and may constitute trade secrets of Mannatech. Prior to and during the performance of the Supply and License Agreements, as amended hereby, that CARALOE may have or had access to certain confidential information pertaining to MANNATECH. CARALOE specifically agrees CARA.LOE will not at any time, during or after the performance of the Supply and License Agreements, as amended hereby, in any manner, either directly or indirectly, use, divulge, disclose, or communicate to any person, firm or corporation, any confidential information of any kind, nature, or description concerning any matters affecting or relating to the business of MANNATECH (hereinafter referred to as “Mannatech Confidential Information”). Mannatech Confidential Information includes but is not limited to: MANNATECH genealogies (being the information held by MANNATECH or by any current or former Associate of MANNATECH related to its Associates including without limitation its relationship with each of its Associate’s, the Associate’s name, upline and downline, charts, data reports, proprietary product information which may from time-to-time be made known to CARALOE, the names or practices of any of MANNATECH’s customers or Associates; MANNATECH’s marketing methods and related data; the names of MANNATECH’s vendors or suppliers; costs of materials; costs of its products generally, the prices MANNATECH obtains or has obtained or at which it sells or has sold its products or services; manufacturing and sales costs; lists or other written records used in N4ANNATECH’s business; compensation paid to its Associates, details of training methods, new products or new uses for old products, merchandising or sales techniques, contracts and licenses, business systems, computer programs, or any other confidential information of, about, or concerning the business of MANNATECH; its manner of operation or other confidential data of any kind, nature or description.

CARALOE agrees to use the Mannatech Confidential Information only for MANNATECH business and shall return copies of any written Mannatech Confidential Information in CARALOE’s possession to MANNATECH forthwith upon written demand and upon termination of the Supply and License Agreements for whatever reason.

Notwithstanding anything to the contrary contained in this Third Amendment or in the Supply Agreement or the License Agreement,
(a)
CARALOE shall have no obligation to maintain in confidence or return to MANNATECH any information (i) that was known to CARALOE prior to its disclosure to CARALOE by MANNATECH or any of its current or former Associates and that did not become known to CARALOE through disclosure by a person who was then known actually by CARALOE to have obtained such information or made such disclosure in violation of any obligation to MANNATECH, (ii) that is now in or hereafter enters the public domain other than due to a breach by CARALOE of this paragraph 5, (iii) that is disclosed to CARALOE by a third party who is not actually known by CARALOE to have obtained or disclosed such information in violation of any obligation to MANNATECH, or (iv) that is independently developed by CARALOE without the aid, application or use of any Mannatech Confidential information disclosed to CARALOE; and

(b)
CARALOE may make any disclosure of Mannatech Confidential Information (i) that it is necessary or appropriate to make in order to carry out its obligations under any written agreement with MANNATECH, (ii) that it is required or permitted to make pursuant to any written consent of or written agreement with MANNATECH or (iii) that it is required by law to make.

6.
Remedies.  CARALOE acknowledges that MANNATECH has devoted considerable time and resources in connection with the development of its sales force and products and establishment of goodwill associated with the same. CARALOE acknowledges that a breach by CARALOE of paragraph 5 would cause MANNATECH to suffer irreparable harm, for which damages would be difficult to assess and further agrees that MANNATECH shall be entitled to injunctive relief in addition to any other right or remedy MANNATECH may have, including without limitation, the recovery of damages for the breach of this or any other surviving provision(s) in the Supply Agreement and License Agreement.

7.
Effect of Third Amendment.  This Third Amendment shall be effective on and after January 1, 2002 and shall supersede the First Amendment and the Second Amendment. Except as expressly amended by this Third Amendment, the terms of the Supply Agreement and the License Agreement shall remain in full force and effect. In the event of any inconsistencies between the terms of this Third Amendment and the terms of the Supply Agreement or the License Agreement, the terms of this Third Amendment shall control.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

CARALOE, INC.

By:	/s/ WALTER C. JONES
Walter C. Jones President

MANNATECH, INC.

By:	/s/ ROBERT M. HENRY
Robert M. Henry Chief Executive Officer

4